Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTAPP, INC.

(Pursuant to Sections 242 and 245 of the General

Corporation Law of the State of Delaware)

Intapp, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.

That the name of this corporation is Intapp, Inc. (the “Corporation”), and that the Corporation was originally incorporated under the name LegalApp Holdings, Inc., pursuant to the DGCL by filing its original certificate of incorporation with the Secretary of State of the State of Delaware on November 27, 2012.

2.

The Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, as amended and restated, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders to approve and adopt such amendment and restatement.

3.

The Certificate of Incorporation of the Corporation, as amended and restated, be amended and restated in its entirety to read as follows (as so amended and restated, the “Restated Certificate of Incorporation”):

FIRST: The name of the Corporation is Intapp, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 750 million shares, of which (a) 700 million shares shall be Common Stock, $0.001 par value per share (“Common Stock”), and (b) 50 million shares shall be Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any outstanding series of Preferred Stock as may be designated by the Board of Directors.

2. Voting. The holders of the Common Stock, as such, shall have voting rights at all meetings of stockholders at which they are entitled to vote, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (which, as used herein, shall include the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or the DGCL. There shall be no cumulative voting.

Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock if, as and when determined by the Board of Directors subject to any preferential dividend or other rights of any then outstanding series of Preferred Stock and subject to the requirements of applicable law.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding series of Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any outstanding series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation (the “Bylaws”). In addition to any other vote required by law or this Restated Certificate of Incorporation, the stockholders may adopt, amend, alter or repeal the Bylaws, or adopt any provision inconsistent therewith, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required for the stockholders to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. No amendment to or repeal of this Article SEVENTH shall apply to or have any adverse effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is subsequently amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL as so amended. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SEVENTH.

EIGHTH: This Article EIGHTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. Except as otherwise provided by the DGCL or this Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the applicable requirements of the Stockholders Agreement, dated as of July 2, 2021, by and among the Corporation, Great Hill Equity Partners IV, L.P., and Anderson Investments Pte. Ltd., as may be amended, supplemented, restated or otherwise modified from time to time (the “Stockholders Agreement”) and the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws.

3. Classes of Directors. The Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes at the time the Board of Directors is classified pursuant hereto.

4. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held following the date the Common Stock is first publicly traded (the “IPO Date”); each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held following the IPO Date; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held following the IPO Date. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

5. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed but only for cause and only by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

6. Vacancies. Subject to applicable law and the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director so chosen to fill a vacancy shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office.

7. Preferred Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate of Incorporation in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such capital stock, the terms of office of all such additional directors elected by the holders of such capital stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

8. Amendments to Article. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

NINTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with this Restated Certificate of Incorporation and the Bylaws, and no action shall be taken by the stockholders by written consent; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Bylaws or this Restated Certificate of Incorporation (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action against any defendant arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article ELEVENTH shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH:

1. Corporate Opportunities. To the fullest extent permitted by applicable law, (i) neither Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (collectively, “GHP”), Anderson Investments Pte. Ltd. (“Anderson”) nor any of their respective Affiliates, officers, directors, partners, members, shareholders and employees shall have any fiduciary duty to refrain from engaging in or possessing any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Corporation and its subsidiaries, and may provide advice and other assistance to any such investment, business venture or person; (ii) the Corporation shall have no rights in or to such investments, business ventures or persons or the income or profits derived therefrom; and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Corporation and its subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty with respect to the Corporation or the stockholders of the Corporation. For purposes of this Article TWELFTH, (i) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person, and (ii) “control,” when used with respect to any person, means the power to direct or cause the direction of the affairs or management of that person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

2. No Obligation to Present. To the fullest extent permitted by applicable law, none of GHP, Anderson or any of their respective Affiliates, officers, directors, partners, members, shareholders or employees shall be obligated to present any particular investment or business opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or its subsidiaries, could be pursued by the Corporation or its subsidiaries, and GHP and Anderson and their respective Affiliates, officers, directors, partners, members, shareholders and employees shall have the right to pursue for their own account (individually or as a partner or a fiduciary) or to recommend to any other person any such investment opportunity.

3. Corporate Opportunities Waiver. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, waives and renounces any right, interest or expectancy of the Corporation and/or its subsidiaries in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to GHP, Anderson or any of their respective Affiliates, officers, directors, partners, members, shareholders and employees or business opportunities of which GHP, Anderson or any of their respective Affiliates, officers, directors, partners, members, shareholders and employees gains knowledge, even if the opportunity is competitive with the business of the Corporation and/or its subsidiaries. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. If any provision or provisions of this Article TWELFTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TWELFTH (including, without limitation, each portion of any sentence of this Article TWELFTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

4. Notwithstanding the foregoing provisions of this Article TWELFTH, the Corporation and/or its subsidiaries do not renounce their interest in any corporate opportunity offered to any director of the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Sections 2 and 3 of Article TWELFTH shall not apply to any such corporate opportunity.

5. Amendment. . In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, repeal or to adopt any provision inconsistent with this Article TWELFTH, nor shall the adoption of any provision inconsistent with this Article TWELFTH apply to or have any effect on the liability or alleged liability of any member of GHP or Anderson, or their respective Affiliates, directors, officers, partners, members, shareholders or employees or with respect to any activities or opportunities which such person becomes aware prior to such alteration, amendment, repeal or adoption.

THIRTEENTH: The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of this Article THIRTEENTH, apply to the Corporation; and (ii) neither GHP Anderson any of their respective affiliates or associates (each, as defined in Section 203) owns (as defined in Section 203) shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and following such time the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, as amended and restated, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by its duly authorized officer this 2nd day of July, 2021.

INTAPP, INC.

By:	/s/ Steven Todd
Name:	Steven Todd
Title:	General Counsel

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